SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 31, 2001

Chemical Financial Corporation
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification no.)

333 East Main Street Midland, Michigan (Address of principal executive offices)	48640 (Zip Code)

Registrant's telephone number,
including area code: (989) 839-5350

Item 5.  Other Events.

          Chemical Financial Corporation ("Chemical") merged with Shoreline Financial Corporation ("Shoreline"), a one-bank holding company with headquarters in Benton Harbor, Michigan, in a transaction that was effective as of January 9, 2001. All outstanding shares of Shoreline were converted into Chemical common stock, except for insignificant cash payments for fractional shares. Chemical accounted for the acquisition as a pooling-of-interests.

          ASR 135, as interpreted by SAB 65, indicates that no affiliate of either combining company may reduce its risk relating to its common shareholder position until the publication of financial results covering at least 30 days of post-merger combined operations. This Form 8-K is filed for the purpose of publishing combined operating results to satisfy this provision. The following is a condensed, consolidated unaudited statement of the results of operations of Chemical Financial Corporation and its subsidiaries for the month ended March 31, 2001.

          Pre-tax income for March 2001 includes approximately $9.2 million of one-time merger related and consolidation charges resulting from the completion of the merger with Shoreline and the consolidation of nine of Chemical's eleven banking subsidiaries into two. These charges resulted in a $7.1 million negative impact to net income in the first quarter of 2001, and are not necessarily indicative of the results that may be expected for the three-month period ending March 31, 2001 or the year ending December 31, 2001.

          The following statement does not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. For further information, reference should be made to the consolidated financial statements and footnotes included in Chemical Financial Corporation's annul report on Form 10-K for the year ended December 31, 2000.

CHEMICAL FINANCIAL CORPORATION

Condensed Consolidated Results of Operations (Unaudited)

(In thousands of Dollars)

For the Month Ended March 31, 2001

Interest Income	$18,375
Interest Expense	8,185
Net Interest Income	10,190
Provision for Loan Losses	135
Net Interest Income After Provision for
Loan Losses	10,055

Noninterest Income:

Trust services revenue	460
Service charges on deposit accounts	908
Gains on sales of loans and related income	437
Other income	815

Total Noninterest Income	2,620

Operating Expenses:

Salary and benefits expense	3,936
Occupancy & equipment expenses	1,088
Merger related & consolidation expenses	9,167
Other expenses	1,732

Total Operating Expenses	15,923

Income before Taxes	(3,248)
Income Taxes	123
Net Income	(3,125)

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 16, 2001	CHEMICAL FINANCIAL CORPORATION (Registrant)

By: /s/ Lori A. Gwizdala
Lori A. Gwizdala Chief Financial Officer and Senior Vice President